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                                                                    Exhibit 99.1



For Immediate Release
                                                        For Further Information:

                                    Timothy G. Merrick, Vice President - Finance
                                                     Coast Dental Services, Inc.
                                                    2502 Rocky Point Drive North
                                                                      Suite 1000
                                                           Tampa, Florida  33607
                                                                  (813) 288-1999


                COAST DENTAL INTENDS TO DEREGISTER COMMON STOCK


TAMPA, FLORIDA, March 24, 2004 - Coast Dental Services, Inc. (Nasdaq SmallCap:
CDEN), announced today that the independent members of the Company's Board of Directors have approved the filing of a Form 15 with the Securities and Exchange Commission ("SEC") to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company intends to file the Form 15 with the SEC on April 7, 2004 to provide additional time for the Company's common stock to be bought or sold on the Nasdaq National Market. Upon the filing of the Form 15 with the SEC, the Company's common stock will be delisted and will no longer trade on the Nasdaq SmallCap Market. The Company expects that the deregistration from the Exchange Act will become effective within 90 days of the filing of the Form 15.

     The Company will file its annual report on Form 10-K for the year ended December 31, 2003 with the SEC today and will be available at www.sec.gov. However, the Company's future reporting obligations to file periodic and current reports such as 10-K's, 10-Q's and 8-K's with the SEC will be suspended immediately upon filing of the Form 15.

     The Company anticipates that after the filing of the Form 15 to deregister and the delisting from the Nasdaq SmallCap Market that its common stock will be quoted on the "Pink Sheets" (www.pinksheets.com) an electronic quotation service for over-the-counter securities, but only to the extent that market makers decide to make a market in the Company's shares. While the Company currently intends to provide market makers information necessary for the Company's shares to be quoted on the "Pink Sheets," there can be no assurance that market makers will quote the Company's shares or that an active trading market will ever develop on the "Pink Sheets." The Company's stock has been very thinly traded on the Nasdaq SmallCap Market. There is generally less liquidity and greater stock price volatility on the "Pink Sheets" as compared to the Nasdaq SmallCap Market.

     The independent members of the Company's Board of Directors carefully evaluated whether remaining a public company warranted the significant costs and expenses and loss of operational productivity related to the regulatory burdens of being a public company as well as
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the potential benefits of being a public company.  The Company's out-of-pocket costs in 2003 associated with being a public company were approximately $725,000 and such costs were expected to continue to increase. These costs do not include the salaries and time the Company's employees were required to devote to public company reporting and compliance obligations. The independent members of the Board of Directors unanimously determined that the disadvantages of being a public company significantly outweighed the potential advantages of remaining a public company and concluded that it was in the best interest of the Company and its shareholders to deregister and become a private company. Upon deregistration, the Company will then be able to focus on and devote its time to improving its operations, implementing cost reduction and cost containment initiatives, attaining profitability and meeting its long term business goals.

     In January of this year, the Company implemented a comprehensive cost reduction and cost containment program. The Company realized savings in Dental Center labor costs in February 2004 and anticipates that several of the cost containment and cost reduction initiatives will begin to yield significant savings in the near-term. The Company believes that it can reduce its cost structure and achieve profitability in 2004. However, there can be no assurance that the cost reduction and cost containment initiatives will be successful or that the Company will achieve or sustain profitability. The Company has not been profitable since 1999.

     About Coast Dental: Coast Dental Services, Inc. is a leading provider of comprehensive business services and support to general dentistry practices. Headquartered in Tampa, Florida, the Company currently provides comprehensive business services and support to 108 dental centers located in Florida, Georgia, Tennessee and Virginia. Coast Dental's website address is www.coastdental.com

     This press release contains forward-looking statements about the Company's future plans, expectations and objectives. Words such as "may," "will," "expects," "anticipates," "plans," "believes," "seeks," "could" and "estimate" and variations of these words and similar statements are intended to identify
forward-looking statements.   Forward-looking statements are subject to risks
and uncertainties that could cause the actual results to differ materially. Some of these risks are discussed in the Company's 2003 annual report on Form 10-K that will be filed today with the SEC and will be available at www.sec.gov. Readers of this press release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.